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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

         I hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 (the "Registration Statement") of information contained in my summary reserve reports appearing in the Patterson Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 1998 relating to the oil and gas reserves and revenues, as of December 31, 1996, 1997 and 1998, of certain properties owned by Patterson Energy, Inc. and the references to me under the headings "Experts" in such Prospectus, and further consent to me being named as an expert therein.


                                            M. BRIAN WALLACE, P.E.

Dallas, Texas
October 28, 1999